EXHIBIT 23

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in Oxford Industries, Inc.'s previously filed Registration Statements No. 2-76870, No. 33-7231, No. 33-64097 No. 333-59409 and No. 333-59411 of (1) our report dated July 13, 2001 appearing on page 34 of the Corporation's 2001 Annual Report to Stockholders which is incorporated by reference in the Corporation's Annual Report on Form 10-K for the year ended June 1, 2001, and (2) the inclusion of our report on the schedule dated July 13, 2001 appearing on page 11 of the Corporation's Annual Report on Form 10-K for the year ended June 1, 2001.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
August 28, 2001